Exhibit d.i

Schedule A

This Schedule A to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and Hartford Funds NextShares Trust, dated November 16, 2017, is effective as of November 16, 2017.

List of Portfolios

HARTFORD FUNDS NEXTSHARES TRUST
ON BEHALF OF:

Hartford Global Impact NextShares Fund

Schedule B

Fees

This Schedule B to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC and Hartford Funds NextShares Trust, dated November 16, 2017, is effective as of March 1, 2018.

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

HARTFORD FUNDS NEXTSHARES TRUST

Hartford Global Impact NextShares Fund

Average Daily Net Assets	Annual Rate

First $500 million	0.6200%
Next $500 million	0.6000%
Next $1.5 billion	0.5800%
Next $2.5 billion	0.5750%
Amount Over $5 billion	0.5700%

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